Exhibit 10.43

LOAN AND SECURITY AGREEMENT
("Agreement")

THIS LOAN AND SECURITY AGREEMENT AMENDS AND RESTATES HAT CERTAIN FACTORING AGREEMENT DATED FEBRUARY 12, 2010, AS AMENDED FROM TIME TO TIME, BETWEEN RESTMARK BANK, A MICHIGAN BANKING CORPORATION ("CRESTMARK") AND CLR ROASTERS, LLC, A FLORIDA LIMITED LIABILITY COMPANY ("BORROWER") AND ALL LIENS AND SECURITY INTERESTS GRANTED TO CRESTMARK BY BORROWER SHALL CONTINUE IN FULL FORCE AND EFFECT WITHOUT ANY INTERRUPTION.

This Agreement dated 11-16, 2017, is an agreement between CRESTMARK BANK, a Michigan banking corporation ("Crestmark"), and CLR ROASTERS, LLC, a Florida limited liability company ("Borrower"). In this Agreement, Crestmark and Borrower are collectively the "Parties". Any person who guarantees the obligations of Borrower (each a "Guarantor") is required to sign this Agreement. The Parties have the addresses shown on the schedule ("Schedule") which is attached to this Agreement and is a part of this Agreement. These are the addresses of the Parties for all purposes and may be changed by one party giving notice to the other party in writing of the new address.

1. PURPOSE. The purpose of this Agreement, including the Schedule, is to set forth the terms and conditions of the loan from Crestmark to Borrower ("Loan") and the obligations of Borrower. The Schedule is part of this Agreement. The promissory note ("Note") to be signed by Borrower, any guaranty(s), and any other documents now or hereafter signed by any of the Parties in connection with this Agreement, the Loan or any document issued by Crestmark or the bank holding the lockbox ("Lockbox Bank"), including subordination agreements or intercreditor agreements, are also all part of this Agreement. All of the documents together are referred to collectively as the "Loan Documents".

2.
LOAN; LOAN ADVANCES.

A. Any disbursement of money or advance of credit y Crestmark, including but not limited to amounts advanced for the payment of interest, fees, expenses and amounts necessary to protect, maintain and preserve Crestmark's Collateral under the Loan Documents ("Protective Disbursements"), is referred to collectively as an "Advance". Whether Crestmark makes an Advance is in Crestmark's sole discretion. If an Advance is made, it will be made in accordance with the advance formula set forth in the Schedule ("Advance Formula"); but not at any time to exceed the maximum amount set forth on the Schedule ("Maximum Amount"). Crestmark may choose to make Protective Disbursements in excess of the Maximum Amount or Advance Formula in its sole discretion. Each time Crestmark makes an Advance, including a Protective Disbursement, the Advance will be debited against an account in Borrower's name on Crestmark's books ("Loan Account"), and each payment will be credited against the Loan Account in the manner described in this Agreement.

B. The total amount Borrower owes to Crestmark will be the aggregate of the Advances made by Crestmark, the expenses and fees set forth in the Schedule and any and all costs incurred by Crestmark (including reasonable attorney's fees), and interest at the rate set forth in the Note on all amounts advanced (together with all other obligations of Borrower under the Loan Documents, the "Obligations" or "Indebtedness").

C. Borrower must repay all Advances with respect to the Loan with interest, which is due monthly as specified in the Note, along with all other fees and expenses of Crestmark set forth herein or in the Schedule. Crestmark may in its sole discretion collect any Obligations due Crestmark by (i) directly applying any funds in the Lockbox Account, as defined in paragraph 5 below, to the Obligations (ii) directly applying funds from any reserve to the Obligations, (iii) collecting the Obligations directly from Borrower; or (iv) otherwise collecting the Obligations. Borrower understands that all the Obligations are repayable at any time in full or in part upon demand by Crestmark. Crestmark may make demand for partial payments and such demand will not preclude Crestmark from demanding payment in full at any time.

D. Borrower must comply with its representations, promises, covenants and reporting requirements set forth in this Agreement, in the Schedule and in the other Loan Documents. Borrower's failure to do any of the foregoing is a default ("Default"). The demand nature of the Obligations is not modified by reference to a Default in this Agreement or the other Loan Documents and any reference to a Default is for the purpose of permitting Crestmark to exercise its remedies for Default, including charging interest at the Extra Rate provided in the Note.

E. The aggregate amount of all Advances, plus the expenses and fees set forth in the Schedule, any and all costs incurred by Crestmark (including reasonable attorney's fees), and interest at the rate set forth in the Note on all amounts advanced (the "Loan Amount"), may not, at any time, exceed the Maximum Amount or the Advance Formula, and Borrower understands that if at any time it should owe more to Crestmark than the lesser of the Maximum Amount or the Advance Formula (the "Overformula") it must repay that amount immediately, whether or not demand to repay the whole of the Obligations has been made. Protective Disbursements must be immediately repaid whether or not an Overformula exists.

3.  RESERVES. If Crestmark believes in its sole discretion that the prospect for repayment of the Obligations is impaired or that its Collateral margin is insufficient, Crestmark may establish cash reserves and credit balances to protect its interests and the repayment of the Obligations. The reserve may be established by reducing the Advance Formula to achieve the target reserve level, withholding monies due Borrower from any payments Crestmark receives, from a cash payment from Borrower or any other method Crestmark chooses. Any money in a reserve account, whether or not it is a cash reserve, will not earn interest for Borrower, and Crestmark may apply the funds in the reserve account to reduce the Obligations at any time Crestmark elects.

4. FEES AND EXPENSES. In connection with the Loan there are several types of fees that may be charged and Borrower may be required to maintain a minimum Loan balance. Such fees and requirements are set forth in the Schedule. In addition, all expenses of every kind incurred by Crestmark in connection with the Loan, any Advance, collection of the Obligations, inspection, and examination are to be paid by Borrower.

5. LOCKBOX. Borrower must immediately notify all persons who are obligated on accounts ("Account Debtors") to direct all Account Debtors and any other person or party that is liable to Borrower (collectively a "Debtor") to remit all payments due Borrower to the lock box address or pursuant to the wire transfer or ACH instructions set forth in the Schedule (the "Lockbox Account"). The remit to address on all documents related to the accounts, including invoices, purchase orders, or contracts ("Documents") must be the Lockbox Account. At Crestmark's request, all Documents must be marked by Borrower to show assignment to Crestmark, and Borrower must notify each Account Debtor by mail that the Account has been assigned to Crestmark and that all payments on the Account, whether made by mail or electronically or otherwise must be made payable to Borrower or Crestmark, at Crestmark's sole discretion, to the Lockbox Account or other address provided by Crestmark in writing. The language used in such notices shall be approved by Crestmark in writing. Crestmark may at any time and from time to time, and at its sole discretion, notify any Debtor or third-party payee to make payments payable directly to Crestmark or to notify Debtor of the assignment to Crestmark. All expenses for notification of each Account Debtor will be paid by Borrower.

If notwithstanding the notice to Debtors, Borrower receives any funds from a Debtor, including any cash, checks, drafts or wire transfers from the collection, enforcement, sale or other disposition of the Collateral (defined below), whether derived in the ordinary course of business or not, or if Borrower receives any proceeds of insurance, tax refunds or any and all other funds of any kind, Borrower shall hold such funds in trust for Crestmark, shall not mix such funds received with any other funds, and shall immediately deposit such funds in the Lockbox Account in the form received. That means if the funds are received by mail, the Debtor checks will be sent to the Lockbox Account uncashed, and if the funds are received electronically, the funds will be transferred immediately to the Lockbox Account electronically. Crestmark will have sole possession and control over the Lockbox Account. The Lockbox Bank will process all deposits and Borrower has no right to the Lockbox Account, it belongs to Crestmark. Crestmark is the owner of all deposits in the Lockbox Account, and has no duty as to collection or protection of funds as long as it is not grossly negligent or commits actual fraud. All expenses plus any applicable administration and servicing fees of the Lockbox Account will be paid by Borrower.

6. LOAN ACCOUNT. All of the Obligations which are owed by Borrower will be shown in the Loan Account and Borrower will receive a monthly statement either by mail, electronically or via access to the Crestmark online system at Crestmark's sole discretion. The statement is binding on Borrower unless Borrower provides a written objection to Crestmark that is actually received by Crestmark within fifteen (15) business days of the time the statement is provided or made available to Borrower.

7. PAYMENTS. Should a check or other credit instrument not be collected after Borrower has been given credit for such payment, then the credit will be reversed and a fee charged at Crestmark's then standard rate. Crestmark, at its sole discretion, may establish reserves as set forth above or not apply a payment that it reasonably believes may be returned unpaid for any reason or disgorged due to a preference claim or garnishment, and in such event the Maintenance Fee (as defined in the Schedule) will still be payable. In the event that any payment received by Crestmark is sought to be recovered by or on behalf of the payer (including a trustee in bankruptcy or assignee for the benefit of creditors), then Borrower agrees to immediately reimburse Crestmark on demand for any amount so recovered and all of Crestmark's expenses in connection with any such proceeding, including reasonable attorneys' fees. This provision shall survive termination of this Agreement. Any payments received by Crestmark shall be applied to the Obligations in whatever order Crestmark determines in its reasonable discretion.

8.
SECURITYINTEREST.

A. Borrower grants to Crestmark a security interest in all of its assets, now existing or hereafter arising, wherever located including all Accounts, Goods, Inventory, Equipment, Chattel Paper, Instruments, Investment Property, specifically identified Commercial Tort Claims, Documents, Deposit Accounts, Letter of Credit Rights, General Intangibles, Contract Rights, customer lists, furniture and fixtures, books and records and supporting obligations for any of the foregoing, and all Proceeds of the foregoing (the "Collateral"), to secure repayment of the Obligations ("Security Interest"). The Collateral also includes all monies on deposit with Crestmark, or on deposit in the Lockbox Account. All capitalized terms used in this Section SA., which are not otherwise defined shall have the meanings assigned to them in the Uniform Commercial Code as adopted in the State of Michigan the "UCC"). Without limiting the forgoing, "Accounts" will also mean and include any and all other forms of obligations now owed or hereafter arising or acquired by the Borrower evidencing any obligation for payment for goods of any kind, nature, or description sold or leased or services rendered, and all proceeds of any of the foregoing.

B. Borrower gives Crestmark all of the rights of a secured party under the UCC. Borrower grants Crestmark the authority to file all appropriate documentation for Crestmark to perfect its security interest in the Collateral, including a UCC-1 financing statement listing the Collateral as "All assets of the Debtor, now existing and hereafter arising, wherever located," or similar terms, as well as UCC-3 amendments as may be required from time to time. All expenses of Crestmark relating to searching, filing or protecting the Security Interest are part of the Obligations.

C. The Security Interest gives Crestmark rights with respect to the Collateral and the Security Interest and this Agreement imposes duties upon Borrower which relate to the Collateral. Some of the rights and duties are: (i) the right of Crestmark at any time to notify any persons who may hold any part of the Collateral, such as Account Debtors and other debtors, of Crestmark's Security Interest. Borrower understands that Crestmark may verify Accounts with the Account Debtors; (ii) Borrower must cooperate with Crestmark in obtaining control of any Collateral in the possession of third persons, particularly Collateral consisting of deposit accounts, investment property, letter of credit rights or other Collateral which is evidenced by electronic entries; (iii) except for the right of Borrower to sell its inventory in the ordinary course of business, Borrower shall not sell or transfer any of the Collateral or grant any other security interest in the Collateral, except as Crestmark may specifically agree to in writing. Borrower remains liable to perform all of its obligations with respect to the Collateral such as the recognition of any warranties in inventory sold and Crestmark is under no responsibility to perform any of the obligations of Borrower; and (iv) Borrower must notify Crestmark immediately if it knows that any Account Debtor disputes an Account whether or not such disputes are deemed valid by Borrower.

9. POWER OF ATTORNEY. Borrower irrevocably appoints Crestmark, or any person(s) designated by Crestmark, as its attorney-in-fact, which appointment is coupled with an interest and shall remain in full force and effect until all Obligations of Borrower to Crestmark have been fully satisfied and discharged, with full power, at Borrower's sole expense, to exercise at any time in Crestmark's reasonable discretion all or any of the following powers:

A. Receive, take, endorse, assign, deliver, accept and deposit, in the name of Crestmark or Borrower, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof.

B. Change Borrower's address on all invoices and statements of Account mailed or to be mailed to Borrower's customers and to substitute thereon the address designated by Crestmark, to place legends on all invoices and statements of Account mailed or to be mailed to Borrower's customers, and to receive and open all mail addressed to Borrower, or to Borrower's trade name at Crestmark's address, or any other designated address.

C. Upon and after the occurrence of a Default, to change the address for delivery of Borrower's mail to Crestmark's or an address designated by Crestmark. Borrower specifically authorizes Crestmark to sign any forms on behalf of Borrower to affect this change with the United States Postal Service or any third party and requests such change to be accepted.

D. Upon and after the occurrence of a Default, to take or bring, in the name of Crestmark or Borrower, all steps, actions, suits or proceedings deemed by Crestmark necessary or desirable to effect collection of or other realization upon any Collateral.

E. Execute on behalf of Borrower any UCC-1 and/or UCC-3 Financing Statement(s) and/or any notices or other documents necessary or desirable to carry out the purpose and intent of this Agreement, and to do any and all things reasonably necessary and proper to carry out the purpose and intent of this Agreement.

F. To transfer any lockboxes belonging to Borrower to Crestmark at Crestmark's sole discretion.

G.
To initiate ACH transfers from Borrower's depository accounts.

H. To endorse and take any action with respect to bills of lading covering any inventory.

I. Upon and after a Default, or at any time in the event that Borrower fails to do so within a reasonable time, execute, file and serve, in its own name or in the name of Borrower, mechanics lien or similar notices, or claims under any payment or performance bond for the benefit of Borrower.

J. Upon and after a Default, or at any time in the event that Borrower fails to do so within a reasonable time, pay any sums necessary to discharge any lien or encumbrance on the Collateral, which sums shall be included as Obligations hereunder, and which sums shall accrue interest at the Extra Rate until paid in full.

10. REPRESENTATIONS. Borrower makes the following representations and warranties to Crestmark and such representations and warranties must be true at all times until the Obligations are paid in full. If Borrower learns that a representation and warranty once made is no longer true, it has the duty to immediately notify Crestmark in writing:

A. Borrower is in good standing under the laws of the state of its organization and is authorized to conduct business in any state that it conducts business. Borrower has the power and authority to enter into this Agreement, and the persons signing this Agreement and all persons who sign any documents with Crestmark have the appropriate authority. Borrower's organization identification number, state of organization, and addresses where it conducts business are as shown on the Schedule.

B.
Borrower's entry into the Loan Documents do not violate any agreement which

Borrower has or which binds Borrower.

C.
The Loan Documents are fully enforceable against Borrower and the Collateral. D.There are no litigation or criminal charges pending or threatened against
Borrower or Guarantor and neither Borrower nor Guarantor are in default of any order or judgment of any court or any governmental agency of any kind. There are no unsatisfied liens or judgments pending against Borrower in any jurisdiction except as shown on the Schedule.

E. The financial information furnished by Borrower and Guarantor to Crestmark has been prepared in accordance with generally accepted accounting principles, all financial statements are true and correct, and any projections of the business operations of Borrower that have been given or will be given to Crestmark in the future will be based upon Borrower's reasonable assumptions and estimates.

F. Borrower is the owner of all of the Collateral and there are no other liens or claims against the Collateral, except the Security Interest of Crestmark or as shown on the Schedule.

G. All of the Collateral is personal property and none of the Collateral will be permanently affixed to real estate.

H. Borrower has filed and will file all federal, state, local and foreign tax returns that it is required to file and has paid and will pay all taxes and all other governmental charges as they become due.

I. Borrower is able to pay its debts as they become due and has sufficient capital to carry on its business. Borrower's obligations under this Agreement and the Loan Documents, including the obligation to repay the Loan and the grant of the Security Interest, do not render Borrower insolvent.

J. Borrower only uses the fictitious names, d/b/a's, tradenames and tradestyles set forth on the Schedule (collectively the "Tradenames"), and Borrower certifies that all sales and any and all business done in the name of the Tradenames are the sales and business of Borrower. Any and all checks, remittances or other payments received in the name of any of the Tradenames are Borrower's sole and exclusive property, and are subject to Crestmark's security interest hereunder. Any and all authority given to Crestmark by Borrower in this Agreement or elsewhere to endorse Borrower's name on any checks, negotiable instruments or other remittances extends with equal and full force and effect to any checks, negotiable instruments, and other remittances received in the name of any Tradename.

K. All Accounts assigned to Crestmark by Borrower are and will at all times be bonafide accounts arising from the sale of inventory or providing services, and are not subject to discounts, deductions, allowances, contra items, offset or counterclaim and are free and clear of all encumbrances of any kind whatsoever, except as disclosed to Crestmark in writing and approved by Crestmark in writing.

L. Borrower's assignment of any Accounts to Crestmark pursuant to this Agreement will not at any time violate any federal, state and/or local law, rule or regulation, court or other governmental order or decree or terms of any contract relating to such Accounts.

M. Borrower possesses all necessary trademarks, trade names, copyrights, patents, patent rights and licenses to conduct its business as now operated, without any known conflict with any trademarks, trade names, copyrights, patents and license rights of any other person or entity.

N. Borrower's legal name as of the date hereof as it appears in its official filing with its state of organization is as set forth in the opening paragraph of this Agreement. Borrower has not organized another entity or Tradename using Borrower's name or Tradename as set forth herein in any other jurisdiction.

O.
As to all of Borrower's Inventory and Equipment:

i. The Inventory and Equipment are currently located only at the locations identified on the Schedule, or such other locations as consented to by Crestmark in writing;

ii. All Inventory is now and at all times hereafter shall be of good and merchantable quality, free from defects, except as disclosed to Crestmark in writing;

111. The Inventory and Equipment are and shall remain free from all liens, claims, encumbrances, and security interests (except as held by Crestmark, and except as identified on the Schedule).

iv. The Inventory is not now stored with a bailee, warehouseman or similar party provided however, at Crestmark's sole discretion, such Inventory may be deemed eligible upon such party entering into a waiver letter in form satisfactory to Crestmark.

11.
BORROWER'S PROMISES.
Borrower makes the following promises to

Crestmark and these promises are effective until the Obligations are fully paid:

A. To pay all Obligations when due and perform all terms, conditions and obligations of the Loan Documents.

B. To permit Crestmark, or its representatives, access to the Collateral on Borrower's premises or wherever collateral is located and to Borrower's computer systems, books of account and financial records. Borrower will pay the cost of Field Examinations as specified in the Schedule.

C. To notify Crestmark promptly of any litigation, administrative or tax proceeding or other action threatened or instituted against Borrower or Guarantor or its property, or of any other material matter which may adversely affect Borrower's financial condition. The amount of claims as to which Borrower must notify Crestmark is specified in the Schedule as the

"Borrower Claims Threshold".

D. To pay when due all taxes, assessments and governmental charges, provided that Borrower has the right to contest the same as long as it has a cash reserve with Crestmark in an amount as determined by Crestmark in its sole discretion.

E. To comply with the Financial Covenants described in the Schedule (if applicable).

F. To maintain insurance on its business activities in such amount and in such form as Crestmark may from time to time require, and with respect to such insurance if so designated, Crestmark shall be named as "Lender Loss Payee" under the policy and receive evidence of the insurance. All insurance which protects Crestmark shall have at least a 30-day notice to Crestmark prior to any cancellation. With respect to the insurance, Borrower appoints Crestmark as its attorney-in-fact to negotiate any and all claims under all insurance policies and Crestmark also has the power to negotiate any payments on the insurance policies. Required insurance is listed on the Schedule.

G. To comply with all laws, ordinances and regulations or other requirements of any governmental authority or agency applicable to Borrower's business.

H. To maintain and preserve all Collateral in good repair, working order and condition, and with respect to accounts, pursue collections thereof.

I. To provide Crestmark with evidence of ownership of any Collateral upon the request of Crestmark.

J.
To maintain a Loan Amount balance which shall not exceed the sum of Eligible

Collateral times the corresponding Advance Rate.

12.           NEGATIVE COVENANTS. Borrower agrees until the Obligations are paid in full, it will not without prior written consent of Crestmark:

A. Change its state of organization or its name, or move its executive office or at any time adopt any assumed name without giving Crestmark at least 30 days prior written notice.

B. Declare or pay any dividend or make any other distribution with regard to its equity or purchase or retire any of its equity without Crestmark's prior written consent, provided if it is taxed as an S Corporation or other "pass through" entity, Borrower may prior to a Default distribute profits to its equity holders in an amount necessary to enable such holders to pay personal, state and federal taxes directly attributable to the profits earned by Borrower for such year.

C. Obtain any loan or guaranty or assume any obligation or liability, whether as borrower, guarantor, surety, indemnitor or otherwise (a "Borrower Obligation") (i) that would result in or create a Default, or (ii) that together with all other existing Borrower Obligations would exceed the "Borrower Obligation Threshold" set forth in the Schedule, without

Crestmark's prior written consent, provided, however, that Borrower may be the borrower under the loans described in those Subordination Agreement(s) that may be entered into in favor of Crestmark, upon terms and conditions acceptable to Crestmark, and the Borrower may make such payments, if any, as permitted under the terms and conditions of such Subordination Agreements.

D. Enter into any transaction with its equity holders or any affiliates of Borrower except on terms at least as favorable as would be usual and customary in similar transactions if the person with whom the transaction is entered into was not related to Borrower.

E. Release, redeem, purchase, or acquire any of its equity interests without the prior written consent of Crestmark.

F.
Default in the payment of any debt to any other person.

G. Suffer or permit any judgment, decree or order not fully covered by insurance to be entered against Borrower or a Guarantor in an aggregate amount in excess of the "Claims Threshold" set forth in the Schedule, or permit or suffer any warrant or attachment to be filed against Borrower, any Guarantor, or against any property or asset of Borrower or Guarantor.

H. Transfer the ownership of any interest in Borrower without the prior written consent of Crestmark which shall not be unreasonably withheld.

I. Sell any of the Collateral outside the normal course of its business without the prior written consent of Crestmark.

J. Purchase the stock or assets of any other entity without the prior written consent of Crestmark.

K. Make any loans, advances, intercompany transfers or cash flow between the Borrower and any officer, director, employee, shareholder, subsidiary, related entity or affiliate of the Borrower or with any company that has common shareholders, officers or directors with the Borrower.

13. FINANCIAL REPORTS. Borrower promises that until the Obligations are fully paid and this Agreement is terminated, it will keep its books and records in a manner satisfactory to Crestmark and Crestmark will have the right at any time to verify any of the Collateral, documentation or books and records of Borrower in whatever manner and as often as Crestmark deems necessary. Borrower will permit Crestmark, or its representatives, access to the Collateral and Borrower's premises and to Borrower's computer systems, books of account and financial records. Borrower will furnish to Crestmark the financial reports identified on the Schedule, certified to by the president or chief financial officer of Borrower and Borrower's certified public accountant, if applicable. All financial reports will be prepared in accordance with generally acceptable accounting principles and will be true and accurate.

14. CRESTMARK'S REMEDIES. Crestmark has all the remedies available at law or in equity (including those under the UCC) in the event of a Default or if Borrower fails to pay the Obligations on demand, including but not limited to the following: to charge the Extra Rate;to notify Account Debtors to make the payments directly to Crestmark; to settle or compromise any disputed Account, sue on any Account and make any agreement to deal with the Accounts as if it were the owner; to offset any of Borrower's or Guarantor's funds under the control of Crestmark against the Obligations; and to require Borrower to gather up the Collateral and make it available to Crestmark for Crestmark to conduct public or private UCC foreclosure sales. Borrower grants to Crestmark a license or other right to use, without charge, Borrower's labels, patents, copyrights, trademarks, rights of use of any name, trade secrets, tradenames and advertising materials, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral, and Borrower's rights under all licenses and franchise agreements shall inure to Crestmark's benefit. If Crestmark should proceed against the Collateral and sell any of the Collateral on credit, Borrower will be credited on the Obligations only with the amount actually received by Crestmark and Borrower waives any and all provisions as to notice or a particular method of sale of any of the Collateral. Borrower will pay all expenses in connection with the assembly or sale of the Collateral. Crestmark does not have to incur its own expenses in realizing upon the Collateral, but all the expenses are for the account of Borrower. Borrower recognizes that at no time is Crestmark its agent in dealing with the Collateral, but Crestmark acts only in its own interest.

15. CUMULATIVE RIGHTS. Crestmark's rights and remedies under this Agreementand all other agreements shall be cumulative. Crestmark shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Crestmark of one right or remedy shall be deemed an election, and no waiver by Crestmark of any Default on Borrower's part shall be deemed a continuing waiver. No delay by Crestmark shall constitute a waiver, election or acquiescence by it.

16. LENDER ACTIONS. To the extent applicable law may impose duties on Crestmark to exercise remedies in a commercially reasonable manner, Borrower agrees that it is not commercially unreasonable for Crestmark: to fail to exercise remedies against any Collateral or any particular Account Debtor; to proceed against Account Debtors either directly or through collection agencies; to advertise disposition of Collateral through publications or media of general circulation; to hire professional auctioneers to dispose of Collateral; to dispose of Collateral in wholesale or retail markets; to disclaim warranties with respect to Collateral; or to obtain services of attorneys or other professionals. The foregoing is not an exhaustive list and nothing contained in the foregoing shall be construed to grant any rights to Borrower or to impose any duties on Crestmark that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 1 6. Borrower agrees that under no circumstances is Crestmark the agent or representative of Borrower.

17. APPLICATION OF PROCEEDS. Once collection efforts are commenced by Crestmark, any proceeds of sale or disposition of Collateral may be applied by Crestmark first to expenses authorized by this Agreement, including Crestmark's reasonable attorneys' fees, which Borrower must pay, and the balance to payment of the Obligations in such manner as Crestmark may elect. Borrower and Guarantor remain liable for any deficiency.

18. NOTICES. Any notice is effective by either party if sent in writing or facsimile with confirmation of receipt or by certified mail or personal delivery or expedited mail services to the addresses shown on the Schedule. In addition, the Borrower consents to Crestmark sending the Borrower other communications via electronic mail and/or facsimile.

19.
MISCELLANEOUS PROVISIONS.

A. This Agreement is binding upon and is for the benefit of Borrower and Crestmark, and their respective successors and assigns. However, under no circumstances may Borrower assign this Agreement or its rights and duties hereunder. Crestmark may assign this Agreement and its rights under the Loan Documents and Borrower will make payments to any such assignee if so directed.

B. Crestmark has the right at any time to assign, transfer, negotiate or sell participations in this Agreement or the Obligations or the rights of Crestmark hereunder. In connection with any assignment, Borrower consents to disclosure of any and all books, records, files, Loan Documents and all other documents in the possession or under the control of Crestmark.

C. No delay or failure of Crestmark in exercising any right or remedy will affect such right or remedy. No delay or failure of Crestmark to demand strict adherence to the terms of this Agreement will be deemed to waive Crestmark's rights to demand such adherence at any time in the future.

D. The term "including" means "including, without limitation", and the term "includes" means "includes, without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall." The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined.

E. This Agreement and the other Loan Documents will be interpreted and determined under the laws of the State of Michigan without any regard to any conflict of laws provisions.

F. Borrower, at Crestmark's request, will make, execute and acknowledge any and all further instruments or agreements necessary to carry out the intent of this Agreement and the other Loan Documents.

G. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile or electronic mail to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

H. Neither Crestmark nor its affiliates, directors, officers, agents, attorneys or employees are liable to Borrower or Guarantor or affiliates for any action taken or omitted by it or any of them under the Loan Documents except for such liability as may be imposed by law for gross negligence or actual fraud, and no claim shall be made by Borrower or Guarantor or any of Borrower's affiliates, directors, officers, agents, or employees for any special or consequential damages or punitive damages arising out of, or related to the Loan Documents or the transactions between the Parties.

I. This Agreement and the other Loan Documents represent the complete Agreement between the parties with respect to the subject matter of this Agreement, and there are no promises, undertakings, representations or warranties by Crestmark relative to the subject matter of this Agreement not expressly set forth in this Agreement or the other Loan Documents. This Agreement and the other Loan Documents may be amended only in writing.

J. If any provision of this Agreement is in conflict with any law or statute or is otherwise unenforceable, then the provision will be deemed null and void only to the extent of such provision and the provision will be deemed severable and the remainder of this Agreement shall be in full force and effect.

K. Any payment made to Crestmark by either Borrower or Guarantor which is subsequently invalidated, declared fraudulent or preferential or otherwise set aside under any bankruptcy, state, federal or equitablelaw, then to the extent of such invalidity such payment will be deemed not to have been made and the obligation will continue in full force and effect. This provision shall survive termination of this Agreement.

L. No Lien Termination Without Release - In recognition of among other things, Borrower's indemnification obligations and Crestmark's right to have its attorneys' fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Borrower, Crestmark shall not be required to record any terminations or satisfactions of any of its liens on the Collateral unless and until Borrower and all guarantors of its obligations have executed and delivered to Crestmark a general release in a form acceptable to Crestmarkin its sole discretion. Borrower understands that this provision constitutes a waiver of its rights Borrower may have under §9-513 of the UCC.

M. Small Business Jobs Act Certification - Pursuant to Section 4107(d)(2) (the "Section") of the Small Business Jobs Act of 2010, certification is required from any business receiving a loan using funds received by the institution under the Small Business Lending Act. As required by the Section, the Borrower hereby certifies to Crestmark that the principals of Borrower and its affiliates have not been convicted of, or pleaded nolo contendre to, a sex offense against a minor (as such terms are defined in section 111 of the Sex Offender Registration and Notification Act (42 U.S.C. 16911)).

The term "principals" is defined as follows: if a sole proprietorship, the proprietor; if a partnership, each managing partner and each partner who is a natural person and holds a 20% or more ownership interest in the partnership; and if a corporation, limited liability company, association or a development company, each director, each of the five most highly compensated executives or officers of the entity, and each natural person who is a direct or indirect holder of
20% or more of the ownership stock or stock equivalent of the entity.

N.
USA Patriot Act Notification - The following notification is provided to

Borrower pursuant to Section 3265 ofthe USA Patriot Act of2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasurymanagement account, loan or other extension of credit. Crestmark may ask for the name, address, date of birth, and other information that will allow us to identify all Borrowers, principals and owners. Crestmark may also ask to see your driver's license or other identifying documents.

20. RIGHT OF FIRST REFUSAL. Inconsideration of Crestmark entering into this Agreement and making advances to Borrower, Borrower hereby agrees that it will, within five (5) days of receipt, provide a copy of any proposal Jetter, term sheet, letter of intent or commitment letter from any lender offering to Borrower a refinance of the Obligations. Crestmark shall have the right of first refusal to match the offer(s) of such other lender(s), and if Crestmark advises Borrowerthat it intends to meet the financial and operational terms set forth in such offers (but continuing to require that the loan be repayable on Demand) , Borrower will be obligated to enter into an amendment to this Agreement extending the terms of this Agreement for at least the term proposed in such other offer(s), and amending the financial and operational terms as set forth in this Agreement. Notwithstanding the foregoing, Borrower recognizes that this Agreement can only be terminated as provided herein. Failure of Crestmark to meet the terms set forth in such letter of interest or commitment letter does not relieve the Borrower from its obligations hereunder.

21. INDEMNIFICATION. Borrower hereby agrees to indemnify, defend and hold Crestmark and its executive committees, parent affiliates, subsidiaries, agents, directors, officers, participants, employees, agents and their successors and assigns (collectively "Indemnified Parties") harmless against any and all liabilities of any kind, nature or description and damages whether they are direct, indirect or consequential, including attorney's fees and other professionals and experts incurred or suffered directly or indirectly by Indemnified Parties or asserted against Indemnified Parties by anyone whosoever, including Borrower or Guarantor, which arise out of the Loan Documents or the relationship and transaction between the Parties. This provision shall survive the termination of this Agreement.

22. JOINT AND SEVERAL OBLIGATIONS. If more than one person or entity is named as Borrower in this Agreement, all Obligations, representations, warranties, covenants and indemnities of Borrower set forth herein and in the other Loan Documents shall be the joint and several obligations of such persons and/or entities.

23. JURISDICTION. BORROWER AND GUARANTOR AGREE THAT ANY ACTION TO ENFORCE BORROWER'S OR GUARANTOR'S OBLIGATIONS TO CRESTMARK SHALL BE PROSECUTED EITHER IN THE CIRCUIT COURT OF OAKLAND COUNTY MICHIGAN OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN (UNLESS CRESTMARK, IN ITS SOLE DISCRETION, ELECTS SOME OTHER JURISDICTION), AND BORROWER AND GUARANTOR SUBMIT TO THE JURISDICTION OF ANY SUCH COURT SELECTED BY CRESTMARK. BORROWER AND GUARANTOR WAIVE ANY AND ALL RIGHTS TO CONTEST THE JURISDICTION AND VENUE OF ANY ACTION BROUGHT IN THIS MATTER AND BORROWER AND GUARANTOR MAY BRING ANY ACTION AGAINST CRESTMARK ONLY IN THE CIRCUIT COURT FOR THE COUNTY OF OAKLAND OR THE FEDERAL COURT OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN.

24. WAIVER. ALL PARTIES, INCLUDING BORROWER AND GUARANTOR EACH KNOWINGLY AND VOLUNTARILY WAIVE ANY CONSTITUTIONAL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, DISPUTE OR CONFLICT BETWEEN THE PARTIES OR UNDER THE LOAN DOCUMENTS AND AGREE THAT ANY LITIGATION SHALL BE HEARD BY A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY. BORROWER AND GUARANTOR ACKNOWLEDGE THAT THEY HAVE HAD THE OPPORTUNITY TO REVIEW THE EFFECT OF THIS PROVISION WITH COUNSEL OF THEIR CHOICE.

25. RELEASE. BORROWER AND GUARANTOR RELEASE AND FOREVER DISCHARGE CRESTMARK, ITS AFFILIATES, OFFICERS, AGENTS, EMPLOYEES AND DIRECTORS FROM ANY AND ALL CLAIMS OF ANY KIND WHATSOEVER FROM THE BEGINNING OF TIME TO DATE OF THIS AGREEMENT.

The parties have executed this Agreement as of the date and year first written above.

(Signatures on next page)

CRESTMARK: CRESTMARK BANK a Michigan banking corporation

By:	/s/ Gayle S. Finge
Gayle S. Finge
1st VP

BORROWER: CLR ROASTERS, LLC a Florida limited liability company

By:	/s/ David Briskie
David Briskie
Manager

By:	/s/ Ernesto G. Aguila
Ernesto G. Aguila
Manager

The undersigned Guarantor by signing this Agreement agrees it has been read and understands the Agreement and Guarantor agrees to all of its terms.

GUARANTOR: YOUNGEVITY INTERNATIONAL, INC. a Delaware corporation

By:	/s/ Stephan R. Wallach
Stephan R. Wallach
CEO

GUARANTOR pursuant to the Personal Guaranty of even date:

By:	/s/ Stephan R. Wallach
Stephan R. Wallach, individually

GUARANTOR pursuant to the Guaranty of Validity of even date:
Validity of even date:

GUARANTOR pursuant to the Guaranty of Validity of even date:

By:	/s/ NA
David Briskie, Individually

CRESTMARK: CRESTMARK BANK a Michigan banking corporation

Date	By:	/s/

BORROWER: CLR ROASTERS, LLC The undersigned Guarantor by signing this Agreement agrees it has been read and understands the Agreement and Guarantor agrees to all of its terms.

By:	/s/ David Briskie
David Briskie
Manager

By:	/s/ Ernesto G. Aguila
Ernesto G. Aguila
Manager

The undersigned Guarantor by signing this Agreement agrees it has been read and understands the Agreement and Guarantor agrees to all of its terms.
GUARANTOR: YOUNGEVITY INTERNATIONAL, INC. a Delaware corporation

By:	/s/ Stephan R. Wallach
Stephan R. Wallach
CEO

GUARANTOR pursuant to the Personal Guaranty of even date:

By:	/s/ Stephan R. Wallach
Stephan R. Wallach, individually

GUARANTOR pursuant to the Guaranty of Validity of even date:

By:	/s/ David Briskie
David Briskie, Individually

SCHEDULE TO LOAN AND SECURITY AGREEMENT

DATED:
11-16
, 2017

This Schedule is part of the Agreement between:

CRESTMARK BANK ("CRESTMARK")

5480 CORPORATE DRIVE, SUITE 350

TROY, MICHIGAN 48098

AND

CLR ROASTERS, LLC ("BORROWER")

2131 N.W. 72nd AVENUE MIAMI, FL 33122

The following paragraph numbers correspond to paragraph numbers contained in the Agreement.

2.
LOAN; .LOAN ADVANCES.

Advance Formula: Advances of the Loan may be measured against a percentage of

Eligible Accounts.
The Loan Amount may not exceed an amount which is the lesser of:

(a)           Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000.00) ("Maximum Amount"); or

(b)
the sum of:

(i)
up to eighty-five percent (85%) of Eligible Accounts; plus

(ii)
the lesser of One Million and 00/100 Dollars ($1,000,000.00) or fifty percent (50%) of Eligible Inventory or fifty percent (50%) of (i) above.

(subparagraphs (i)- (ii) are collectively the "Advance Formula"). Crestmark in its sole discretion may raise or lower any percentage advance rate with respect to the Advance Formula.

"Eligible Accounts" means and includes those Accounts, unless otherwise approved by

Crestmark which:

(i)
have been validly assigned to Crestmark;

(ii)
strictly comply with all of Borrower's promises, warranties and representations to

Crestmark;

(iii) contain payment terms of not greater than sixty (60) days from the date of invoice, with the exception of: 1) H&H Coffee Export Group, which shall contain payment terms of not greater than one hundred twenty (120) days from the date of invoice, and 2) Rothfos, which shall contain payment terms of not greater than ninety (90) days from the date of invoice;
(iv)
are not older than ninety (90) days from the date of invoice, with the exception of:

1) H&H Coffee Export Group, which shall be not older than one hundred thirty five (135) days from the date of invoice, and 2) Rothfos, which shall be not older than one hundred five (105) days from the date of invoice ("Past Due Days"); and
(v)           are invoiced no later than ten (10) days from the last date of service or sale. Eligible Accounts shall not include the following:

(a) Accounts with respect to which the Account Debtor is an officer, employee or agent of Borrower;

(b) Accounts with respect to which services or goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Account Debtor may be conditional;
(c)
Accounts with respect to which the Account Debtor is not a resident of the United

States or Canada; provided, however, all Accounts originating from the Province of Quebec shall be deemed ineligible;
(d) Accounts with respect to which the Account Debtor is the United States or any department, agency or instrumentality of the United States;provided, however, that an Account shall not be deemed ineligible by reason of this clause (d) if the Borrower has completed all of the steps necessary, in the sole opinion of Crestmark, to comply with the Federal Assignment of Claims Act of 1940 (31
U.S.C. Section 3727) with respect to such Account;

(e) Accounts with respect to which the Account Debtor is any state of the United States or any city, town, municipality, county or division thereof, provided, however, that an Account shall not be deemed ineligible by reason of this clause (e) if the aggregate amount of such Accounts does not exceed five percent (5%) of the total of Borrower's Accounts outstanding;
(f)
Accounts with respect to which the Account Debtor is a subsidiary of, related to,

affiliated with, or has common shareholders, officers or directors with Borrower;(g) Accounts with respect to which Borrower is or becomes liable to the Account
Debtor for goods sold or services rendered by the Account Debtor to Borrower;

(h) those Accounts where Crestmark has notified Borrower that, in Crestmark's sole discretion, the Account or Account Debtor is not acceptable to Crestmark;
(i)
all of the Accounts owed by an Account Debtor who is the subject of a bankruptcy, receivership or similar proceeding;

(j) all of the Accounts owed by an Account Debtor where twenty percent (20%) or more of all of the Accounts owed by that Account Debtor are greater than the Past Due Days;

(k) Accounts for which the services have not yet been rendered to the Account Debtor or the goods sold have not yet been delivered to the Account Debtor (commonly referred to as "pre-billed accounts");
(I)
Accounts not previously approved by Crestmark where the expected dollar value for such Account Debtors is greater than ten percent (10%) of Borrower's existing

Accounts;

(m)
COD and cash sales;

(n)
Accounts which are disputed.

"Eligible Inventory" means and includes that Inventory (other than packaging materials, chemicals, additives, promotional items, labels and supplies) which Crestmark, in its sole credit judgment, deems to be Eligible Inventory. Without limiting the generality of the forgoing, no Inventory shall be Eligible Inventory unless:

(i)
it is finished goods or raw materials;

(ii) at all times it strictly complies with all of Borrower's promises, warranties and representations to Crestmark;

(iii)
it is in good, new and salable condition;

(iv) it is not slow moving, obsolete or unmerchantable, in Crestmark's sole and absolute discretion;
(v)
it meets all standards imposed by any governmental agency or authority or any insurer;

(vi) it is at all times subject to Crestmark's duly perfected, first priority security interest and there exists no other lien or encumbrance other than as permitted hereunder; and
(vii)
it is in Borrower's possession and control situated at a location in compliance with this Agreement.

Eligible Inventory shall not include Inventory that:

(a) is in the hands of any third party, including a warehouseman, finisher, consignee, etc., unless Crestmark shall have received a warehouseman's waiver or a third party processor's waiver from such warehouseman, finisher, consignee, etc.;

(b)
is subject to any license or other agreement that limits, conditions, or restricts

Borrower's or Crestmark's right to sell or otherwise dispose of such Inventory;

(c) is not of a type that Crestmark, in its commercially reasonable discretion, has determined is not Eligible Inventory; or
(d)
is not in Borrower's possession based upon consignment, guaranteed sale, or other terms by reason of which the payment by Borrower may be conditional.

Crestmark will determine in its sole discretion whether any Collateral is eligible for an Advance, but no Collateral will be considered eligible unless the requirements set forth above are met. Regardless of whether any Collateral is eligible, it is still part of the Collateral securing the Obligations.

Prior to any request for an Advance, Borrower must furnish to Crestmark invoices, credit memos, purchase orders, evidence of delivery, proof of shipment, timesheets or any other documents Crestmark requests, in its sole discretion, with respect to the Accounts that Borrower is tendering to Crestmark to support the Advance ("Account Documents"). Crestmark will endeavor to provide the requested Advance by the end of the next business day following the date it receives the request as long as the complete package of information for the request has been received by Crestmark by 10:30 a.m. Eastern Time on the date of the request for the

Advance.
All requests for funding will be subject to Crestmark's then standard fees for electronic funds transfer, wire transfers and check services.

Each time an Advance is made, the amount of the Obligations will be increased by the amount of the Advance. Five (5) business days ("Clearance Days") after checks, ACH or wire transfers or other credit instruments are applied to a specific invoice, Crestmark will credit the Loan Account with the net amount actually received. On the date a collection is applied to a specific invoice, Borrower will receive immediate credit on such funds in determining availability for Advances.

When Crestmark receives a payment from an Account Debtor, it will attempt to apply it against the appropriate Account Debtor and invoice according to the Account Debtor's remittance advice. If it is not clear which Account Debtor or invoice the payment is to be applied against, Crestmark may contact Borrower or the payor for assistance. Unless there is clear error, the application of payments by Crestmark is final.

4.
FEES AND EXPENSES. The following fees will be paid by Borrower:

Loan Fee: At closing of the Loan and on each one year anniversary of the date of the Agreement, Borrower will pay Crestmark a loan fee of one percent (1.00%) of the Maximum Amount. The Loan Fee for the initial Term shall be fully earned by Crestmark on the date of this Agreement and is not refundable in any event. The Loan Fee for each renewal Term will be fully earned as of the date of the renewal of the Agreement and not refundable in any event.

Late Reportin g Fee: Borrower will pay Crestmark a Late Reporting Fee in an amount equal to One Hundred Fifty and 00/100 Dollars ($150.00) per document per business day for any day in which any report, financial statement or schedule required by the Agreement is delivered late.

Lockbox Fee: Each month Borrower will pay all costs in connection with the Lockbox and the Lockbox Account, as determined by Crestmark from time to time.

Documentation Fee: In consideration of the extension of the Loan and the execution of this Agreement, Borrower will pay Crestmark a documentation fee of Seven Hundred Fifty and
00/100 Dollars ($750.00), which fee is fully earned as of the date hereof and is non-refundable.

Overformula Fee: In the event of the occurrence of an Overformula, Borrower will pay to Crestmark an Overformula Fee of the greater of (i) 0.04937% per day on the amount of such Overformula, or (ii) Two Hundred Fifty and 00/100 Dollars ($250.00) per day. Further, such Overformula Fee shall not constitute a waiver of any rights Crestmark may have as a result of an Overformula.

Misdirection Fee: In the event that the Borrower fails to immediately deposit funds in the Lockbox Account or the Lockbox in the form received as provided in Section 5 of the Agreement, in addition to all other remedies of Crestmark hereunder, Borrower shall pay a Misdirection Fee. The Misdirection Fee is equal to five percent (5.00%) of the amount of the funds which Borrower deposits in any bank account other than the Lockbox Account or the

Lockbox, or are otherwise not remitted to Crestmark as required in the Agreement. Nothing provided herein shall in any manner authorize the Borrower to misdirect funds as prohibited by the Agreement. Crestmark is the owner of all deposits in the Lockbox and the Lockbox Account, and has no duty as to collection or protection of funds as long as it is not grossly negligent or commits actual fraud.

Missing Notation Fee: Borrower will pay to Crestmark a Missing Notation Fee of five percent (5.00%) of the face amount of each invoice on any invoice that is sent by Borrower to an Account Debtor that does not contain the notice as required by Section 5 of the Agreement hereof.

Maintenance Fee: Borrower will pay Crestmark a monthly Maintenance Fee of one-half of one percent (0.50%) of the higher of the monthly average outstanding principal balance of the Loan for the preceding month or the Minimum Loan Balance, due and payable on the first day of the following month.

Term: This Agreement shall continue in full force and effect, but if not sooner demanded, for three (3) years from the date hereof ("Term"), and for additional one (1) year terms unless written notice of termination from the Borrower is received by Crestmark not less than thirty (30) days and not more than ninety (90) days prior to the end of the initial Term or any renewal Term. In the event of termination by Borrower of this Agreement or repayment in full of the Obligations prior to the expiration of the Term or any renewal Term, Borrower shall pay to Crestmark, as an early termination fee (the "Exit Fee"), as liquidated damages and not as a penalty, an amount equal to: (i) if prior to the one year anniversary date of the Agreement, the Exit Fee will be three percent (3.00%) of the Maximum Amount plus any unpaid Loan Fees, Maintenance Fees and other fees which are chargeable to the Borrower hereunder through the end of the initial Term or renewal Term, (ii) if on and after the one year anniversary date of the Agreement, but prior to the two year anniversary date of the Agreement, the Exit Fee will be two percent (2.00%) of the Maximum Amount plus any unpaid Loan Fees, Maintenance Fees and other fees which are chargeable to the Borrower hereunder through the end of the initial Term or renewal Term, and (iii) if on and after the two year anniversary date of the Agreement and thereafter, the Exit Fee will be one percent (1.00%) of the Maximum Amount plus any unpaid Loan Fees, Maintenance Fees and other fees which are chargeable to the Borrower hereunder through the end of the initial Term or renewal Term. In the event that payment of the Obligations shall be accelerated for any reason whatsoever by Crestmark, the Exit Fee in effect as of the date of such acceleration shall be paid and such Exit Fee shall also be added to the outstanding balance of the Obligations in determining the debt for the purposes of any judgment of foreclosure of any loan documents given to secure the Obligations.

Minimum Loan Balance: Borrower shall maintain an average outstanding principal balance of the Loan for each month in the amount of Two Million and 00/100 Dollars ($2,000,000.00) ("Minimum Loan Balance"). If the actual average outstanding principal balance of the Loan in any month is less than the Minimum Loan Balance, Borrower must pay interest and Maintenance Fees (as defined in the Schedule) for such month calculated on the Minimum Loan Balance.

5.
LOCKBOX.

The Lockbox Account means: Drawer #2289
PO Box 5935

Troy, MI 48007-5935

(or) if by wire transfer or ACH transfer, according to the following instructions: Crestmark Bank

Troy, MI

ABA: 072413764

For Account of: CLR Roasters LLC Account Number: 3055910040

10.
REPRESENTATIONS.

(A)           Borrower's state of organization                                                                        is Florida                        and           its state organizational identification number is L07000102507.

(D)
List pending and threatened litigation and unsatisfied judgments: NONE

(F)
List Security Interests in the Collateral held by creditors other than Crestmark as

Permitted Encumbrances:

The following financing statements as reflected in the Florida Secured Transaction Registry as of

November 3, 2017, without increase, amendment, modification, extension or refinancing.

●
UCC-1 financing statement bearing file number 201504326650 filed 07/07/2015 by

Secured Party, TCF Equipment Finance, a Division ofTCF National Bank.

●
UCC-1 financing statement bearing file number 201609227733 filed 10/24/2016 by

Secured Party, VFI KR SPE I LLC.

●
UCC-1 financing statement bearing file number 201700236200 filed 02/08/2017 by Secured Party, Growthfunding Equipment Finance, A Division of People'sIntermountain Bank.

●
UCC-1 financing statement bearing file number 201701244150 filed 05/17/2017 by Secured Party, Growthfunding Equipment Finance, A Division of People'sIntermountain Bank.

●
UCC-1 financing statement bearing file number 201701660464 filed 06/28/2017 by Secured Party, Growthfunding Equipment Finance, A Division of People's Intermountain Bank.

●
UCC-1 financing statement bearing file number 201701660480 filed 06/28/2017 by Secured Party, Growthfunding Equipment Finance, A Division of People'sIntermountain Bank.

●
UCC-1 financing statement bearing file number 20170229822X filed 08/28/2017 by

Secured Party, TCF Equipment Finance, A Division of TCF National Bank.

●
UCC-1 financing statement bearing file number 20170295187X filed 10/13/2017 by

Secured Party, TFG-Fiorida, L.P.

NOTE: As to the interests listed above, the listing thereof in this Loan and Security Agreement shall not, in any manner whatsoever, be deemed to be an acknowledgement by Crestmark Bank as to the perfection, priority, validity or enforceability thereof.

(J)
List Borrower's Tradenames: NONE

11. BORROWER'S PROMISES:

C.
BORROWER CLAIMS THRESHOLD: Two Thousand Five Hundred Dollars

($2,500.00).

E.
FINANCIAL COVENANTS:
Borrower will maintain the following Financial

Covenants, which will be tested on a quarterly basis:

I. A minimum Tangible Net Worth at all times of at least negative Twenty One Million Five Hundred Thousand and 00/100 Dollars (-$21,500,000.00). "Tangible Net Worth" means, as of the date of determination, total assets less total liabilities less the sum of (i) the aggregate amount of non-trade Accounts Receivable, including Accounts Receivable from affiliated or related Persons; (ii) prepaid expenses; (iii) deposits; (iv) net leasehold improvements; (v) goodwill; and (vi) any other asset which would be treated as an intangible asset under GAAP, plus Subordinated Debt. "Subordinated Debt" means any and all indebtedness presently or in the future incurred by Borrower to any creditor of Borrower entering into a written subordination agreement with Crestmark.

In addition, at no time shall Borrower make any loans, advances, intercompany transfers or cash flow between Borrower and any subsidiary, related entity or affiliate of Borrower or with any company that has common shareholders, officers or directors with Borrower.

All of the financial covenants in this Agreement shall be determined in accordance with GAAP, unless otherwise provided.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial

Accounting Standards Board that are applicable to the circumstances as of the date of determination and applied on a consistent basis.

F.
REQUIRED INSURANCE

Without limiting Crestmark's requirements for insurance coverage, which may change from time to time, the following is/are the minimum insurance requirement(s):

PROPERTY DAMAGE- Crestmark named Lender Loss Payee in an amount not less than the advances made on inventory plus the greater of book or market value of machinery and equipment and furniture and fixtures.

GENERAL AND PROFESSIONAL LIABILITY-Crestmark named as Additional Insured for an amount not less than the smallest amount required under any contract with any Account Debtor.

12.
NEGATIVE COVENANTS.

C.
BORROWER OBLIGATION THRESHOLD: Twenty Five Thousand Dollars

($25,000).

G.
CLAIMS THRESHOLD: Two Thousand Five Hundred Dollars ($2,500.00).

13.
FINANCIAL REPORTS.

Management Prepared li'inancial Statements: Borrower will deliver to Crestmark quarterly management prepared financial statements, balance sheets, and profit and loss statements for quarter then ended, certified to by the president or chief financial officer of Borrower. Such reports will set forth the financial affairs and true condition of Borrower for such time period and will be delivered to Crestmark no later than forty-five days after the end of each quarter.

Guarantors' Personal Financial Statements. Upon Crestmark's request, Guarantors will provide Crestmark with annual personal financial statements on forms supplied by Crestmark. Such reports will set forth with detail Guarantors' financial affairs and the true financial condition of Guarantors, as of the end of each calendar year and shall be delivered to Crestmark on the earlier of April 30th or 120 days after the end of each calendar year.

Annual Financial Statements: Each year Borrower will deliver to Crestmark annual audited financial statements, cash flow statements, balance sheets, and profit and loss statements prepared by a certified public accountant acceptable to Crestmark, all without exceptions. Such reports will set forth in detail Borrower's true condition as of the end of Borrower's fiscal year. Borrower shall deliver annual financial statements no later than one hundred twenty (120) days after the end of Borrower's fiscal years.

All financial statements are and will be prepared in accordance with GAAP on an accrual basis applied on a consistent basis.

Accounts Receivable Aging, Accounts Payable Aging and Inventory Reports: Borrower will furnish to Crestmark the following certified to by the president or chief financial officer of Borrower within the time periods set forth:

(a)
Accounts Receivable Reports:
Monthly detailed Accounts Receivable Aging

Reports no later than fifteen (15) days after the end of each month; and

(b) Accounts Payable Reports: Monthly summary Accounts Payable Aging Reports no later than fifteen (15) days after the end of each month; and

(c) Inventory Reports: Monthly Inventory certification reports no later than fifteen (15) days after the end of each month. The certification must list Inventory by category and location as of month end; and

Tax Returns: Upon Crestmark's request, Guarantor and Borrower will each provide Crestmark with current annual tax returns each year no later than fifteen (15) days after filing or if an extension is filed, at the earlier of (a) filing, or (b) the extension deadline.

Field Examinations: Borrower will reimburse Crestmark for the costs to perform field examinations of Borrower's books and records, assets and liabilities, to be performed by Crestmark's inspector, whether a Crestmark officer or an independent party, with all expenses (whether for a Crestmark employee or otherwise, at the rate of the greater of current market rate per examiner, per day or $900.00 per examiner, per day, for each day of the field examination including preparation of the field examination report, together with all out of pocket expenses including, but not limited to, transportation, hotel, parking, and meals) paid by Borrower. Field examinations are performed for Crestmark's internal use and Crestmark has no obligation to provide Borrower or Guarantor with the results of the examination or copies of any reports or work papers in whole or in part.

Tax Deposit Evidence: Submit payroll summaries and evidence of tax payments together with copies of bank statements from which the funds are impounded, as well as, Federal Forms
940 and 941 to Crestmark upon Crestmark's request.

Customer Lists: Upon Crestmark's request, Borrower will deliver to Crestmark detailed customer lists showing the customer's name, address, phone number and any other information Crestmark reasonably requests.

Projections: Upon Crestmark's request, Borrower shall deliver to Crestmark, within sixty (60) days prior to each year-end, an annual financial projection including balance sheet, income statements, and statement of cash flows together with assumptions for the following year, broken down monthly.

Other Information: Borrower and Guarantor will also deliver to Crestmark such other financial statements, financial reports, projections, documentation, tax returns and other information as Crestmark requests from time to time.

18.
NOTICES.
Addresses for Notices are as set forth at the beginning of this Schedule.

BORROWER: CLR ROASTERS, LLC a Florida limited liability company

By:	/s/ David Briskie
David Briskie
Manager

By:	/s/ Ernesto G. Aguila
Ernesto G. Aguila
Manager

The undersigned Guarantor by signing this Agreement agrees it has been read and understands the Agreement and Guarantor agrees to all of its terms.

GUARANTOR: YOUNGEVITY INTERNATIONAL, INC. a Delaware corporation

By:	/s/ Stephan R. Wallach
Stephan R. Wallach
CEO

GUARANTOR pursuant to the Personal Guaranty of even date:

By:	/s/ Stephan R. Wallach
Stephan R. Wallach, Individually

GUARANTOR pursuant to the Guaranty of Validity of even date:

By:	/s/ David Briskie
David Briskie

CRESTMARK: CRESTMARK BANK a Michigan banking corporation

By:	/s/ Gayle S. Finger
Gayle S. Finger
1st VP

CORPORATE GUARANTY

This Corporate Guaranty ("Guaranty") is made on                                                                                                                 11-16 , 2017 by Youngevity International, Inc., a Delaware corporation ("Guarantor"), in favor of Crestmark Bank (''Crestmark") to induce Crestmark to make a loan and/or extend or continue credit to CLR Roasters, LLC, a Florida limited liability company ("Borrower") and because Guarantor, whose economic success is vitally linked to Borrower's success, has determined that executing and delivering this Guaranty is in Guarantor's interest and to Guarantor's financial benefit.

1. Guaranty. Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Crestmark: (a) the full, prompt and unconditional payment when due of the Indebtedness (as defined in the Loan and Security Agreement between Crestmark and Borrower (the "Loan Agreement")), including, but not limited to, principal and interest on that certain $4,500,000.00 Promissory Note (Line of Credit), (the "Note"), as each may be amended or restated and whether on demand, at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise; and (b) the punctual and faithful performance and observation by Borrower of all duties, agreements, covenants, representations and obligations of Borrower contained in the Loan Documents (as defined in  Section 3).

2.  Absolute, Unconditional and Continuing Obligation. This Guaranty is an absolute, continuing, unconditional, unlimited and irrevocable guaranty. Guarantor will not be relieved from any obligations under this Guaranty until this Guaranty is terminated in accordance with Section 14. The obligations and liabilities of Guarantor will continue, notwithstanding any defect in the genuineness, validity or enforceability of the Indebtedness or the Loan Documents, or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of the liabilities of a surety or guarantor or which might otherwise limit recourse against Guarantor. This is a guarantee of payment and not of collection.

3. The Loan Documents. The Loan Agreement, the Note, and all other related documents now existing or hereafter arising and executed in connection with the Loan, including all amendments and restatements thereto (collectively the "Loan Documents"), are incorporated into and made a part of this Guaranty by reference.

4. Continuation of Liability. The liability and obligations of Guarantor will in no way be affected, impaired, diminished or released by any action or inaction whatsoever other than the indefeasible payment in full and in cash of the Indebtedness.

5. Unconditional Waiver of all Defenses. Guarantor unconditionally, absolutely and irrevocably waives each and every defense, which under principles of guaranty or suretyship law would otherwise operate to impair or diminish the liability of Guarantor forthe Indebtedness.

6. Immediate Recourse/Exercise of Rights by Crestmark. At any time when the Indebtedness, or any portion thereof, has not been paid when due (whether by acceleration or otherwise), Crestmark can require that Guarantor pay Crestmark the amounts owing on this Guaranty immediately. Crestmark is not required to collect first from Borrower, any collateral, any other guarantor, or any other person. No delay or stay in any acceleration of the Indebtedness, as against the Borrower, due to the application of any bankruptcy, insolvency or other law or proceeding will be effective under this Guaranty, and Guarantor agrees to immediately pay the amount of the Indebtedness that would be due and payable but for such delay or stay. All rights, powers, and remedies of Crestmark hereunder and under the Loan Documents are cumulative and not alternative and shall be in addition to all rights, powers, and remedies given to Crestmark by law and by agreement.

7. Subordination/Subrogation. In the event that Guarantor becomes obligated to pay any sums to Borrower, or in the event that Borrower or any subsequent owner of any Collateral is now or hereafter becomes indebted to Guarantor, the amount of such indebtedness will at all times be subordinate as to lien, time of payment and all other respects, to the amounts owing to Crestmark by Borrower. Furthermore, until the Indebtedness is indefeasibly paid in full and in cash, Guarantor hereby absolutely, irrevocably and unconditionally waives all rights Guarantor may have, at law or in equity to seek or claim subrogation. Crestmark has no duty to enforce or protect any rights, which the undersigned may have against Borrower or any other Person and Guarantor assumes full responsibility for enforcing and protecting these rights.

8. Representations and Warranties. Guarantor represents, warrants and covenants to Crestmark that: (a) it is a corporation duly organized, in good standing, and that the execution and delivery of this Guaranty and the performance of the obligations under this Guaranty are within Guarantor's Corporate powers, have been duly authorized by all necessary actions, including by its board of directors, and do not contravene its articles or by-laws; (b) it is a shareholder of Borrower; (c) Guarantor has completely read and understands the Loan Documents and agrees to all those portions which apply to Guarantor; (d) Guarantor was provided an opportunity to review the Loan Documents with its legal counsel; (e) any financial statements of Guarantor furnished Crestmark are true and correct and include all contingent liabilities of Guarantor; (f) since the date of any financial statements furnished to Crestmark, no material adverse change has occurred in the financial condition of Guarantor; (g) there are no pending or threatened legal proceedings or judgments against Guarantor, and no federal or state tax liens have been filed or threatened against Guarantor; and (h) Guarantor is not in default or claimed default under any agreement for borrowed money. Guarantor agrees to immediately give Crestmark written notice of any material adverse change in its financial condition.

9. Expenses. Guarantor agrees to pay all expenses (including attorneys' fees) incurred by Crestmark in connection with the enforcement of Crestmark's rights under the Loan Documents, this Guaranty, and the collection of the Indebtedness.

10. Transfer of Assets. Guarantor further agrees that until the Indebtedness is indefeasibly paid in full, and in cash, Guarantor will not, without Crestmark's prior written consent: (i) make any voluntary transfer of any of Guarantor's assets which would have the effect of materially diminishing Guarantor's present net worth or (ii) guaranty the debts or obligations of any other person or entity.

11. Reinstatement. This Guaranty will continue to be effective or will be automatically reinstated, as the case may be, if at any time payment of all or part of the Indebtedness is rescinded or must otherwise be restored or returned by Crestmark, including in connection with Borrower's bankruptcy or insolvency.

12. Joint and Several Liability. The term "Guarantor" shall mean each person executing this Guaranty, each individually and together collectively, and the obligations of Guarantor and any other guarantor executing a guaranty, including in connection with the Loan will be joint and several.

13. Assignability/Binding Effect. This Guaranty shall be assignable by Crestmark without notice to Guarantor and shall inure to the benefit of Crestmark and to any subsequent successors and assigns.

14. Termination. Notwithstanding anything contained herein to the contrary, the liability of Guarantor will be terminated only in the event that (i) Borrower or Guarantor has indefeasibly paid Crestmark in cash and in full the Indebtedness and (ii) the Loan Agreement is terminated.

15. Severability. If any provision of this Guaranty is in conflict with any statute or rule of law or is otherwise unenforceable for any reason, then that provision will be deemed null and void to the extent of the conflict or unenforceability and will be deemed severable, but it will not invalidate any other provision of this Guaranty.

16. Complete Agreement. This Guaranty is the final, complete and exclusive expression of the agreement between Guarantor and Crestmark with respect to the subject matter of this Guaranty. This Guaranty cannot be modified or amended except in a writing signed by both Guarantor and Crestmark.

The Guarantor executes this Guaranty as of the day and year first above written.

WITNESSES:	GUARANTOR:

/s/ David S. Briskie	:	/s/ Stephan R. Wallach
David S. Briskie		Stephan R. Wallach
CEO

PERSONAL GUARANTY

This Personal Guaranty ("Guaranty") is made on 11-16 , 2017 by Stephan R. Wallach ("Guarantor") in favor of Crestmark Bank ("Crestmark") to induce Crestmark to make a loan and/or extend or continue credit to CLR Roasters, LLC, a Florida limited liability company ("Borrower") and because Guarantor has determined that executing and delivering this Guaranty is in Guarantor's interest and to Guarantor's financial benefit. Any capitalized terms used in this Guaranty, if not specifically defined in this Guaranty, will have the meanings set forth in the Loan Documents (as defined in Section 3 below).

1. Guaranty. Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Crestmark: (a) the full, prompt and unconditional payment when due of all existing and future obligations and indebtednessof the Borrower to Crestmark, including but not limited to the Indebtedness as defined in the Loan and Security Agreement ("Agreement") between Crestmark and Borrower (as may be amended) and all principal, interest and fees under any and all related notes, as they may be amended or restated and whether on demand, at maturity, pursuant to mandatory or optional prepayments, by accelerationor otherwise; and (b) the punctual and faithful performance and observation by Borrower of all duties, agreements, covenants, representations and obligations of Borrower contained in the Loan Documents (as defined in Section 3).

2. Absolute, Unconditional and Continuing Obligation. This Guaranty is an absolute, continuing, unconditional, unlimited and irrevocable guaranty. Guarantor will not be relieved from any obligations under this Guaranty until this Guaranty is terminated in accordance with Section 1 4. The obligations and liabilities of Guarantor will continue notwithstanding any defect in the genuineness, validity or enforceability of the Indebtedness or the Loan Documents, or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of the liabilities of a surety or guarantor or which might otherwise limit recourse against Guarantor. This is a guarantee of payment and not of collection.

3. The Loan Documents. The Agreement, all related notes, and all other related documents now existing or hereafter arising and executed in connection with the loan, including all amendments and restatements thereto (collectively, "Loa n Documents"), are incorporated into and made a part of this Guaranty by reference.

4. Continuation of Liability. The liability and obligations of Guarantor will in no way be affected,impaired, diminished or released by any action or inaction whatsoever other than the indefeasible payment in full and in cash of the Indebtedness.

5. Unconditional Waiver of all Defenses. Guarantor unconditionally, absolutely and irrevocably waives each and every defense that under principles of guaranty or suretyship law would otherwise operate to impair or diminish the liability of Guarantor for the Indebtedness.

6. Immediate Recourse/Exercise of Rights by Crestmark. At any time when the Indebtedness, or any portion thereof, has not been paid when due (whether by acceleration or otherwise), Crestmark can require that Guarantor pay Crestmark the amounts owing on this Guaranty immediately. Crestmark is not required to collect first from Borrower, any collateral, any other guarantor or any other person. No delay or stay in any acceleration of the Indebtedness, as against the Borrower, due to the application of any bankruptcy, insolvency or other law or proceeding will be effective under this Guaranty, and Guarantor agrees to immediately pay the amount of the Indebtedness that would be due and payable but for such delay or stay. All rights, powers and remedies of Crestmark hereunder and under the Loan Documents are cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Crestmark by law and by agreement.

7. Subordination /Subrogation. In the event that Guarantor becomes obligated to pay any sums to Borrower, or in the event that Borrower or any subsequent owner of any Collateral is now or hereafter becomes indebted to Guarantor other than for customary salary and bonuses (collectively, "Debt"), the Debt will at all times be subordinate as to lien, payment and all other respects, to the Indebtedness, and Guarantor will not, among other things, accept any payment from Borrower with respect to the Debt without Crestmark's prior written consent. Furthermore, until the Indebtedness is indefeasibly paid in full and in cash, and the Agreement is terminated, Guarantor hereby absolutely, irrevocably and unconditionally waives all rights Guarantor may have, at law or in equity, to seek or claim subrogation. Crestmark has no duty to enforce or protect any rights which the Guarantor may have against Borrower or any other person, and Guarantor assumes full responsibility for enforcing and protecting such rights.

8. Representations and Warranties. Guarantor represents, warrants and covenants to Crestmark that: (a) Guarantor has completely read and understands the Loan Documents and agrees to all those portions which apply to Guarantor; (b) Guarantor was provided an opportunity to review the Loan Documents with its legal counsel; (c) any financial statements of Guarantor furnished to Crestmark are true and correct and include all contingent liabilities of Guarantor; (d) since the date of any financial statements furnished to Crestmark, no material adverse change has occurred in the financial condition of Guarantor; (e) there are no pending or threatened legal proceedings or judgments against Guarantor, and no federal or state tax liens have been filed or threatened against Guarantor; and (f) Guarantor is not in default or claimed default under any agreement for borrowed money. Guarantor agrees to immediately give Crestmark written notice of any material adverse change in its financial condition.

9.  Expenses. Guarantor agrees to pay all expenses (including attorneys' fees) incurred by Crestmark in connection with the enforcement of Crestmark's rights under the Loan Documents, this Guaranty, and the collection of the Indebtedness.

10. Transfer of Assets. Guarantor further agrees that until the Indebtedness is indefeasibly paid in full, and in cash, and the Agreement is terminated, Guarantor will not, without Crestmark's prior written consent: (i) make any voluntary transfer of any of Guarantor's assets which would have the effect of materially diminishing Guarantor's present net worth or (ii) guaranty the debts or obligations of any other person or entity.

11. Reinstatement. This Guaranty will continue to be effective or will be automatically reinstated, as the case may be, if at any time payment of all or part of the Indebtedness is rescinded or must otherwise be restored or returned by Crestmark, including in connection with Borrower's bankruptcy or insolvency.

12. Joint and Several Liability. The term "Guarantor" shall mean each person executing this Guaranty, each individually and together collectively, and the obligations of

Guarantor and any other guarantor executing a guaranty of all or any portion of the Indebtedness will be joint and several.

13.  Assignability/Binding Effect. This Guaranty shall be assignable by Crestmark without notice to Guarantor and shall inure to the benefit of Crestmark and to any subsequent successors and assigns. In the event of the death of Guarantor, this Guaranty shall continue in effect against the estate of Guarantor.

14. Termination. Notwithstanding anything contained herein to the contrary, the liability of Guarantor will be terminated only in the event that (i) Borrower or Guarantor has indefeasibly paid Crestmark in cash and in full the Indebtedness and (ii) the Agreement is terminated.

15. Severability. If any provision of this Guaranty is in conflict with any statute or rule of law or is otherwise unenforceable for any reason, then that provision will be deemed null and void to the extent of the conflict or unenforceability and will be deemed severable, but it will not invalidate any other provision of this Guaranty.

16. Complete Agreement. This Guaranty is the final, complete and exclusive expression of the agreement between Guarantor and Crestmark with respect to the subject matter of this Guaranty. This Guaranty cannot be modified or amended except in a writing signed by both Guarantor and Crestmark. This Guaranty is in addition to and not in substitution of any other guarantees from Guarantor in favor of Crestmark.

The Guarantor executes this Guaranty as of the day and year first above written.

WITNESSES:	GUARANTOR:

/s/ David S. Briskie	:	/s/ Stephan R. Wallach
David S. Briskie		Stephan R. Wallach
Stephan R. Wallach, individually